Exhibit (e)(7)

MEMORANDUM
TORONTO OFFICE

TO	DATE

R. Davies	May 26, 2006

FROM

M.J. Daniel

SUBJECT
Relocation on Termination of Employment

This memo will serve to confirm that, in accordance with the provisions of Section 5 of your Employment Letter dated July 6, 2005, in the event that your employment is terminated by the Company without cause, you will receive relocation assistance that covers normal transportation and other costs associated with the moving of family and possessions from Canada to Australia.